Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 4 to the Registration Statement (No. 333-282459) on Form S-4 of ReShape Lifesciences Inc. of our report dated April 1, 2024, except for the effect of the reverse stock split effected September 23, 2024, described in Note 2, as to which the date is October 1, 2024, relating to the consolidated financial statements of ReShape Lifesciences Inc., appearing in the Prospectus, which is part of this Registration Statement.

As discussed in Note 2 to the consolidated financial statements, the 2023 consolidated financial statements have been retrospectively adjusted to apply the reverse stock split effected May 9, 2025. We have not audited the adjustments to the 2023 consolidated financial statements to retrospectively apply the reverse stock split effected May 9, 2025, as described in Note 2.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Irvine, California

May 9, 2025